Exhibit 99.1

Callon Petroleum Company Announces Howard County Acquisition and Operational Update

Natchez, MS (September 6, 2016) – Callon Petroleum Company (NYSE: CPE) (“Callon” or the “Company”) today announced it has entered into a definitive agreement to acquire certain undeveloped acreage and producing oil and gas properties for total consideration of $327 million in cash. The Company intends to fund substantially all of the cash purchase price with the net proceeds of an equity offering announced concurrently with this announcement of the pending acquisition and any remaining amount with availability under its revolving credit facility.

Key attributes of the pending acquisition include:

•	Approximately 6,916 gross (5,667 net) surface acres, primarily located in Howard County, Texas;

•	Over 75% of acreage offsetting Callon’s position in northwest Howard County, providing opportunities for shared infrastructure and extended laterals across Callon’s pro forma footprint in this area;

•	167 gross (112 net) identified horizontal drilling locations targeting the Wolfcamp A, Lower Spraberry and Wolfcamp B zones, increasing Callon’s existing inventory of drilling locations in these delineated zones in its WildHorse operating region by over 90%, assuming current development spacing of six to eight wells per section;

•	Additional potential horizontal drilling locations from emerging prospective zones and increased well density being evaluated;

•	Current net production of approximately 2,300 barrels of oil equivalent per day (“Boe/d”) (86% oil) from 9 horizontal (gross) and 16 vertical wells (gross) based on information provided by the seller;

•

Estimated 12.2 million barrels of oil equivalent (“MMBoe”) (87% oil) of net proved reserves as of September 1, 2016 based on Callon’s evaluation and interpretation of reserve and production information provided by the seller, as well as Callon’s analysis of available geologic and other data. The Company cannot assure you that this estimate is accurate. Callon’s estimate of proved reserves has not been reviewed by Callon’s independent reserve engineers, and Callon may revise these estimates following ownership and operation of these properties;

•	Overriding royalty interests in three 480 acre units offsetting the acreage, one of which is operated by Callon; and

•	Upon closing of the pending acquisition, we will assume operatorship of over 90% of the acquired acreage and own an estimated 82% average working interest (62% average net revenue interest).

On a pro forma basis, assuming the closing of the pending acquisition, the Company’s Midland Basin position will include approximately 40,000 net surface acres, including approximately 20,000 net surface acres in northwest and central Howard County and immediately adjacent areas comprising Callon’s WildHorse operating region.

Fred Callon, Chairman and Chief Executive Officer commented, “Our strong financial position, combined with an operational model proven to deliver capital efficient growth and strong cash margins, has positioned us to capture value-creating acquisitions. We are driven to identify opportunities that are underpinned by solid geology and proven well results, and also offer meaningful upside potential through application of new generation completion designs, increased well density and incremental prospective zones. We believe this acquisition has all of these attributes and its value proposition is further enhanced due to its immediately offsetting footprint within our WildHorse area, which will allow us to extend laterals within the combined well inventory and leverage infrastructure investments for future program development.”

Callon is acquiring the assets from Plymouth Petroleum, operated by affiliates of Element Petroleum, based in Midland, Texas. Both entities are indirectly owned by ArcLight Capital Partners, LLC and management. The pending acquisition is expected to close on or before October 20, 2016, subject to the completion of customary due diligence and closing conditions.

RBC Richardson Barr acted as exclusive financial advisor to Callon in connection with the pending acquisition.

Howard County Operational Update

Callon’s first operated horizontal well in the WildHorse area was placed on production in early July 2016. The Silver City A #1H was completed in the Wolfcamp A interval with a lateral length of 7,363 feet and is located within five miles of over 75% of the pending acquisition acreage. The well recently attained a 30-day average peak production rate of 2,123 Boe/d (90% oil), or 288 Boe/d per completed lateral foot, and has cumulatively produced in excess of 110,000 Boe (90% oil) over the initial 60 days since the date of first production.

About Callon Petroleum Company

Callon is an independent energy company focused on the acquisition, development, exploration, and operation of oil and gas properties in the Permian Basin in West Texas.

Cautionary Statement Regarding Forward Looking Statements

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include all statements regarding the consummation of the pending acquisition and completion of related financings, reserve quantities, estimates of future drilling locations, the implementation of the Company’s business plans and strategy, as well as statements including the words “believe,” “expect,” “plans” and words of similar meaning. These statements reflect the Company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that these projections will be achieved, and actual results could differ materially from those projected as a result of certain factors. Some of the factors which could affect our future results and could cause results to differ materially from those expressed in our forward-looking statements include the Company’s ability to realize the anticipated benefits of the pending acquisition, the forfeiture of our deposit under the acquisition agreement, the volatility of oil and gas prices, ability to drill and complete wells, operational, regulatory and environment risks, our ability to finance our activities and other risks more fully discussed in our filings with the Securities and Exchange Commission, including our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, available on our website or the SEC’s website at www.sec.gov.

This news release is posted on the Company’s website at www.callon.com and will be archived there for subsequent review. It can be accessed from the “News” link on the top of the homepage.

For further information contact:

Eric Williams

Manager, Investor Relations

1-800-451-1294